Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of July 24, 2015 is by and among Wilmington Trust Company, a Delaware trust company, as trustee (herein, together with its successors in interest, the “Trustee”), Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), and Community Financial Shares, Inc., a Maryland corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, Wintrust and the Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company, as successor to Community Financial Shares, Inc., a Delaware corporation, are parties to that certain Indenture dated as of June 21, 2007, as supplemented by the First Supplemental Indenture dated as of June 25, 2013 (the “Indenture”), pursuant to which the Company issued U.S. $3,609,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (the “Debentures”).

As permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of March 2, 2015 (the “Merger Agreement”), by and among Wintrust, the Company, Wintrust Merger Sub LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Sub”), simultaneously with the effectiveness of this Second Supplemental Indenture, the Company shall merge (referred to herein for purposes of Article XI of the Indenture as the “Merger”) with and into Merger Sub, with Merger Sub surviving the Merger as the surviving entity. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles IX and XI of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)	Pursuant to, and in compliance and accordance with, Section 11.1 and Section 11.2 of the Indenture, Wintrust hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Debentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept, performed, or observed by the Company under the Indenture.

(b)	Pursuant to, and in compliance and accordance with, Section 11.2 of the Indenture, Wintrust succeeds to and is substituted for the Company, with the same effect as if Wintrust had originally been named in the Indenture as the Company.

(c)	Wintrust also succeeds to and is substituted for the Company with the same effect as if Wintrust had originally been named in (i) the Amended and Restated Declaration of Trust of the Trust, dated as of June 21, 2007 (the “Trust Agreement”), as Sponsor (as defined in the Trust Agreement) and (ii) the Guarantee Agreement, dated as of June 21, 2007 (the “Guarantee”), as Guarantor (as defined in the Guarantee).

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SECTION 4. Representations and Warranties. Wintrust represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of Illinois, (d) both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) this Second Supplemental Indenture is executed and delivered pursuant to Section 9.1(a) and Article XI of the Indenture and does not require the consent of the Securityholders.

SECTION 5. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)	the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by Wintrust and the Company;

(b)	the Trustee shall have received an Officers’ Certificate stating that (i) this Second Supplemental Indenture complies with the requirements of Article IX and Article XI of the Indenture; and (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with;

(c)	the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with; (ii) this Second Supplemental Indenture complies with the requirements of Article IX of the Indenture and is authorized or permitted by, and conforms to, the terms of Article IX of the Indenture; (iii) it is proper for the Trustee, under the provisions of Article IX of the Indenture, to join in the execution of this Second Supplemental Indenture; and (iv) the Merger and the assumption by Wintrust under this Second Supplemental Indenture comply with the provisions of Article XI of the Indenture; and

(d)	Wintrust and the Company shall have duly executed and filed with the Secretary of State of the State of Illinois and with the State Department of Assessments and Taxation of Maryland a Certificate of Merger in connection with the Merger.

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SECTION 6. Reference to the Indenture.

(a)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Debentures to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or Wintrust. The recitals of fact contained herein shall be taken as the statements solely of the Company or Wintrust, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 10. Addresses of Wintrust and the Trustee. For all purposes of the Indenture, the Trust Agreement, the Guarantee, the Debentures and related documents, the addresses of Wintrust and the Trustee (which Trustee address shall also be the same for Wilmington Trust Company, in its capacities as Institutional Trustee and Delaware Trustee (each as defined in the Trust Agreement)) henceforth shall be as follows or as may be hereafter designated by Wintrust or the Trustee, respectively, in writing:

Wintrust:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Attention:            General Counsel

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The Trustee:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Corporate Trust Administration

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

Community Financial Shares, Inc.

By:	/s/ Donald H. Wilson
	Name:	Donald H. Wilson
	Title:	Chairman, President and Chief Executive Officer

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
	Name:	David A. Dykstra
	Title:	Senior Executive Vice President and Chief Operating Officer

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Assistant Vice President

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